Exhibit 99.1

CONTACT: Allison Reid
(914) 640-8514

FOR IMMEDIATE RELEASE

FEBRUARY 5, 2004

STARWOOD REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

WHITE PLAINS, NY, February 5, 2004 — Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT):

Fourth quarter 2003 Highlights:

•	REVPAR at Same-Store Owned Hotels worldwide and in North America increased 6.6% and 4.7%, respectively, when compared to the fourth quarter of 2002. ADR increased 3.5% and 1.3% worldwide and in North America, respectively. Globally, W Hotels REVPAR grew 9.9%, followed by Sheraton (+8.1%), St. Regis/Luxury Collection (+6.1%), and Westin (+4.0%), with each of these brands experiencing both ADR and occupancy gains.

•	Total Company Adjusted EBITDA margins improved during the quarter despite significant unanticipated increases in workers compensation and other healthcare related costs.

•	Total Company market share increased during the quarter. At proprietary branded owned hotels in North America, according to Smith Travel Research, market share increased 230 basis points when compared to 2002.

•	Management and franchise fees increased approximately 12% when compared to the fourth quarter of 2002.

•	Starwood Vacation Ownership revenues, which exclude gains on sales of notes receivables, increased 21.5% as the number of contracts sold increased approximately 13.5% and price per vacation ownership unit increased approximately 21.2%.

Starwood Hotels & Resorts Worldwide, Inc. (“Starwood” or the “Company”) today reported EPS from continuing operations for the fourth quarter of 2003 of $0.42 compared to $0.44 in 2002. Excluding special items, EPS from continuing operations was $0.42 for the fourth quarter of 2003 compared to $0.24 in 2002. Income from continuing operations was $88 million in 2003 compared to $89 million in 2002.

Excluding special items, income from continuing operations was $87 million for the fourth quarter of 2003 compared to $48 million in 2002. Net income (including discontinued operations) was $87 million and EPS was $0.42 in 2003 compared to net income of $91 million and EPS of $0.45 in 2002. Fourth quarter results reflect a 2.8% tax benefit as compared to a 5.0% tax benefit forecast at the end of the third quarter of 2003.

EPS from continuing operations for the full year ended December 31, 2003 was $0.51 compared to $1.22 in 2002. Excluding special items, EPS from continuing operations was $0.86 in 2003 compared to $1.00 in 2002. Income from continuing operations was $105 million in 2003 compared to $251 million in 2002. Excluding special items, income from continuing operations was $176 million in 2003 compared to $206 million in 2002. Net income (including discontinued operations) was $309 million and EPS was $1.50 in 2003 compared to net income of $355 million and EPS of $1.73 in 2002. The full year 2003 results reflect a 3.9% tax benefit as compared to a 14.2% tax expense for the full year 2002.

Barry S. Sternlicht, Chairman and CEO said, “The positive trends we saw emerge in September continued through the fourth quarter as the weakness in group business was more than offset by continued strength in business transient, powered by significant market share gains in nearly every brand in our system. These trends, combined with very strong results in our timeshare operations and in our management and franchise fees, are encouraging and we are generally pleased with our performance. While we carefully pruned major capital investments the past two years in the face of the recession, war and SARS, our relative performance and growth into 2004 is, we believe, attributable to investments in our product innovations, like our suite of Heavenly products for Westin, the Sheraton Sweet Sleeper and Service Promise, our aggressive PR campaigns (such as Starwood Love That Dog), critical technology investments in CRM, database management, call center technology, and sales, in other operational areas, and to our very committed team. These initiatives have won share and increased guest satisfaction and loyalty. Indeed, without the major unanticipated increases in workers compensation, our performance and margin growth in the fourth quarter would have been much better.”

“Moving into 2004, we anticipate a full slate of new innovations both on the technology and product side, as well as core investments in productivity enhancements at the functional level which will drive significant increases in profitability in ‘04 and ‘05. The W brand will build upon its superior performance with the introduction of Bliss Spas while our new product line extensions for St. Regis into fractional and residential markets will add new avenues of growth globally.”

Concluding, Mr. Sternlicht said, “It is indeed remarkable that given the long war and SARS impact on our global enterprise, that revenue for the year was actually up (excluding asset sales). The combination of this factor, the momentum apparent in our brand strength, the benefit of the strategic investments we have made the last several years including our recent investment in Meridien Hotels, Bliss Spas and our sales pace in Starwood Vacation Ownership, allow us to increase 2004 expectations for earnings and cash flow significantly. Our global pipeline has perhaps never been deeper or of higher quality. We are in a position to more actively manage our asset base to significantly increase our return on invested capital.”

Operating Results:

Fourth quarter ended December 31, 2003:

Cash flow from operations in the fourth quarter of 2003 was $245 million compared to $145 million in 2002. Total Company Adjusted EBITDA in the fourth quarter of 2003 was $271 million compared to $266 million in 2002. EBITDA in 2002 included approximately $11 million from assets sold during the first three quarters of 2003. Total management and franchise fees in the fourth quarter were $73 million, up $7.7 million, or 12%, from last year and vacation ownership revenue, which exclude gains on sales of notes receivables, was up $19.9 million in the fourth quarter of 2003 when compared to 2002.

REVPAR for Same-Store Owned Hotels worldwide and in North America increased 6.6% and 4.7%, respectively, when compared to 2002. Transient travel was up more than 11% in North America when compared to 2002, more than offsetting weakness in group travel. For the fifth quarter in a row, total Company market share in North America increased for the Company’s owned and managed hotels as well as system-wide (owned, managed and franchised) hotels. REVPAR at Same-Store Owned Hotels in North America increased 9.9% at W, 5.4% at Sheraton, 4.8% at St. Regis/Luxury Collection, and 3.2% at Westin. REVPAR was particularly strong at the Company’s owned hotels in New York, San Diego, Toronto, Washington D.C., Maui, Philadelphia and Chicago. REVPAR was weaker at owned hotels in San Francisco, Seattle and Boston. Internationally, Same-Store Owned Hotel REVPAR increased 12.6%, with Europe up 8.8%, Asia Pacific up 53.9%, and Latin America up 5.6%. Excluding the favorable effects of foreign exchange, REVPAR decreased 2.7% internationally.

Systemwide branded REVPAR for Same-Store Hotels in North America increased 3.4%: W Hotels +9.6%, St. Regis/Luxury Collection +6.3%, Westin +4.2%, Sheraton +2.1%, and Four Points by Sheraton +1.9%.

Year Ended December 31, 2003:

Cash flow from operations for the year ended 2003 was $771 million compared to $706 million in the year ended 2002. Total Company Adjusted EBITDA for the year ended 2003 was $938 million compared to $1.078 billion in 2002. Total management and franchise fees were $250 million for the year ended December 31, 2003, up $18.3 million from last year. Vacation ownership revenues, which exclude gains on sales of notes receivables, were up $85.4 million in 2003 when compared to 2002. REVPAR for Same-Store Owned Hotels worldwide increased 1.3% for 2003 when compared to 2002. REVPAR for Same-Store Owned Hotels in North America was flat in 2003 when compared to 2002.

Starwood Vacation Ownership:

Revenues from the vacation ownership business increased 21.5% to $112.0 million in the fourth quarter of 2003 when compared to 2002 as contract sales were up 37.6% reflecting strong demand at our resorts in Maui, Scottsdale and Orlando. The average price per timeshare unit sold increased approximately 21.2% to $19,683, and the number of contracts sold increased approximately 13.5% in the fourth quarter of 2003 when compared to 2002. During the fourth quarter of 2003, the Company sold $60 million of vacation ownership notes receivables recognizing gains of $9 million as compared to gains of $3 million in the same period of 2002 (for the year ended December 31, 2003, gains on vacation ownership notes receivables were approximately $15 million, comparable with the prior year). During the quarter, the Company held the grand opening of the Westin Ka’anapali vacation ownership resort. The first phase of the resort (103 units) was sold out prior to opening. Also during the quarter, the Company announced a brand extension and fractional product with the St. Regis Aspen Residence Club (25 units).

Development:

During the fourth quarter, the Company signed 25 hotel management and franchise contracts (representing approximately 5,800 rooms), including the St. Regis Resort and Residences in Anguilla, and the St. Regis in Singapore (400 rooms), and opened seven new hotels and resorts including: the Sheraton Porto (Porto, Portugal, 269 rooms), and the W Mexico City (Mexico City, Mexico, 237 rooms). The Company expects to open 25 new full service hotels and resorts (approximately 8,200 rooms) around the world in 2004. The Company had approximately 115 hotels and approximately 34,000 rooms in its active global development pipeline at December 31, 2003 with roughly one half of that number in international locations.

Dispositions:

As part of its disposition strategy for non-core domestic hotels, the Company completed the sale of the Sheraton North Charleston in October 2003. The Company incurred a $178 million (pre-tax) charge in the first three quarters of 2003 related to an impairment charge on 18 non-core domestic hotels that were held for sale, 16 of which have been sold. During the fourth quarter of 2003, an additional $3 million (pre-tax) charge was incurred, related to post-closing adjustments to the sales price of 16 non-core domestic hotels. The remaining 2 hotels not sold are not being marketed for sale at this time. The Company realized approximately $1.1 billion in cash proceeds in 2003 from the sale of these 16 hotels with 4,754 rooms, and the sales in the second quarter of 2003 of the Hotel Principe di Savoia in Milan, Italy (404 rooms) and four hotels (382 rooms) and a 51% interest in undeveloped land in Costa Smeralda, Italy.

Capital:

Gross capital spending during the quarter included approximately $75 million in hotel assets including $6 million for the renovation of the Company’s flagship Sheraton Hotel and Towers in New York; $35 million in VOI capital assets (primarily inventory build), including VOI construction at Westin Ka’anapali Ocean Resort Villas in Maui, Hawaii; Westin Mission Hills Resort Villas in Rancho Mirage, California and Westin Kierland Villas in Scottsdale, Arizona; and $60 million in other development/corporate capital, including the ongoing development of the St. Regis Museum Tower in San Francisco (269 rooms and 102 condominium units). To date, the Company has invested $146 million in the St. Regis Museum Tower Project, a mixed-use project, which is expected to open in mid-2005. The Company expects to realize gross proceeds of approximately $200 million from the sale of the project’s condominiums. The Company expects to begin taking reservations for these condominiums in the second quarter of 2004.

In addition, during the fourth quarter of 2003, the Company funded its approximate $200 million share of an acquisition of the outstanding senior debt of the Le Meridien Hotels and Resorts group through a high yield junior participation agreement with a subsidiary of Lehman Brothers Holdings Inc. (“Lehman”). The total senior debt of Le Meridien was approximately $1.3 billion and was acquired by Lehman and Starwood at a discount. The Le Meridien portfolio includes more than 120 upscale hotels and resorts with significant concentration in major European cities and resort destinations. As part of this funding, Lehman and Starwood entered into an exclusive agreement to negotiate the recapitalization of Le Meridien in the coming months.

Share Repurchase

For the quarter ended December 31, 2003, the Company repurchased 818,700 shares at a total cost of approximately $27.5 million. At December 31, 2003, approximately $606 million remained available under the Company’s Board authorized share repurchase program. At December 31, 2003, Starwood had approximately 204 million shares outstanding (including partnership units and exchangeable preferred shares).

Dividend:

The Company declared its annual dividend for 2003 of $0.84 per share, which was paid on January 21, 2004 to shareholders of record on December 31, 2003.

Balance Sheet:

At December 31, 2003, the Company had total debt of $4.626 billion and cash and cash equivalents (including restricted cash) of $508 million, or net debt of $4.118 billion (after the funding of the $200 million acquisition of Le Meridien debt), compared to net debt of $4.014 billion at the end of the third quarter of 2003.

At December 31, 2003, debt was approximately 65% fixed rate and 35% floating rate and its weighted average maturity was 6.0 years with a weighted average interest rate of 5.46%. The Company had cash (including restricted cash) and availability under domestic and international revolving credit facilities of approximately $1.4 billion.

Outlook:

All comments in the following paragraphs and certain comments in this release above are deemed to be forward-looking statements. These statements reflect expectations of the Company’s performance given its current base of assets and its current understanding of external economic and geo-political environments. Actual results may differ materially.

For the first quarter of 2004, if REVPAR at Same-Store Owned Hotels in North America is up 5.0% to 6.0% versus the same period a year ago (in January 2004, REVPAR at Same-Store Owned Hotels in North America increased 6.6% and 8.4% worldwide and Starwood Vacation Ownership contract sales were up significantly in the month when compared to the same period in 2003):

•	EBITDA would be expected to be approximately $205 million.

•	Net income would be expected to be approximately $16 million.

•	EPS would be expected to be approximately $0.08.

For the full year 2004, if REVPAR at Same-Store Owned Hotels in North America increases approximately 5.0% to 6.0% versus the full year 2003:

•	Full year revenues, including other revenues from managed and franchised properties, would be expected to be approximately $5.0 billion.

•	Full year EBITDA would be expected to increase approximately 12% to approximately $1.025 billion, when compared to 2003 EBITDA of $917 million, after adjusting for the 2003 asset sales.

•	Full year net income would be expected to be approximately $230 million.

•	Full year EPS, would be expected to be approximately $1.10 at a 15 percent tax rate, which assumes an annual dividend of $0.84 per Share (payable in January 2005).

•	Full year capital expenditures (excluding timeshare inventory) would be approximately $450 million, including approximately $100 million for the St. Regis San Francisco multi-use project under construction, $150 million for other growth initiatives and $200 million for maintenance capital. Net capital expenditures for timeshare inventory would be approximately $50 million focusing on projects in Aspen, Maui, Scottsdale and Orlando.

•	For full year the Company expects cash interest expense of approximately $285 million and cash taxes of approximately $75 million.

Special Items:

The Company recorded net credits of $1 million (after-tax) for special items in the fourth quarter of 2003 compared to $41 million of net credits (after-tax) in the same period of 2002.

Special items in the fourth quarter of 2003 primarily relate to the reversal of a liability that was established in 1997 for the ITT Excess Pension Plan and is no longer required as the Company finalized the settlement of its remaining obligations associated with the plan. Special items also include a special credit associated with the successful settlement of certain litigation matters offset in part by a reserve for additional legal defense costs associated with a separate litigation matter, as well as by post-closing adjustments to the sales price of the 16 non-strategic domestic hotels.

The following represents a reconciliation of income from continuing operations before special items to income from continuing operations after special items (in millions, except per share data):

Three Months Ended			Year Ended
December 31,			December 31,

2003	2002		2003	2002

$87	$48	Income from continuing operations before special items	$176	$206

$0.42	$0.24	EPS before special items	$0.86	$1.00

		Special Items:
8	2	Restructuring and other special credits, net(a)	9	7
(4)	1	Gain (loss) on asset dispositions and impairments, net(b)	(183)	3
—	—	Foreign exchange gain from Argentina(c)	—	30
—	(1)	Debt extinguishment costs(d)	—	(30)
(1)	(3)	Costs associated with construction remediation(e)	(4)	(8)
—	11	Reversal of interest on tax deficiencies reserve(f)	—	11

3	10	Total special items – pre-tax	(178)	13
(2)	(4)	Income tax benefit (expense) for special items(g)	77	(7)
—	35	Favorable settlement of tax matters(h)	30	39

1	41	Total special items – after-tax	(71)	45

$88	$89	Income from continuing operations	$105	$251

$0.42	$0.44	EPS including special items	$0.51	$1.22

(a)	During the three and twelve month periods ending December 31, 2003, the Company received $12 million in a favorable settlement of a litigation matter. This credit was offset by an increase of $13 million in a reserve for legal defense costs associated with a separate litigation matter. Additionally, during the three and twelve month periods ending December 31, 2003, the Company reversed a $9 million liability that was originally established in 1997 for the ITT Excess Pension Plan and is no longer required as the Company finalized the settlement of its remaining obligations associated with the plan. During the three and twelve months ended December 31, 2002, the Company sold its investments in e-business ventures previously deemed impaired and collected receivables which were previously deemed uncollectible. Accordingly, the previously recorded impairment reserves associated with these assets were reversed.

(b)	Loss for the three and twelve months ended December 31, 2003 primarily represents the impairment charges recorded due to the classification of a portfolio of 18 domestic non-core hotels as held for sale, 16 of which have been sold to date, offset in part by the $9 million gain on the sale of undeveloped land in Sardinia, Italy in the second quarter of 2003. Gain for the three months ended December 31, 2002 primarily represents a gain on sale recorded in the fourth quarter of 2002 in connection with Starwood’s share of gains from the sale of two hotels in which the Company held minority interests. On a full year basis for 2002, this balance includes a $6 million gain on sale of the Company’s investment in Interval International, offset, in part, by an impairment charge recorded in the first quarter of 2002 to reduce the carrying value of a hotel to its fair market value, which was sold in the second quarter of 2002.

(c)	Amount represents net foreign exchange gains resulting from the initial devaluation of the Argentine Peso and subsequent exchange rate volatility and is reflected in selling, general and administrative and other expenses.

(d)	In the second quarter of 2002, the Company early adopted Statement of Financial Accounting Standards (“SFAS”) No. 145, requiring costs associated with the early extinguishment of debt to be included in income from continuing operations, rather than reported as an extraordinary item. This resulted in the inclusion of costs related to the early extinguishment of debt and the unwinding of the associated interest rate swaps in 2002 in interest expense.

(e)	Represents the Company’s share of costs for construction remediation efforts at a property owned by a vacation ownership unconsolidated joint venture.

(f)	Reversal relates to accrued interest on estimated tax audit liabilities dating back to 1993 that were successfully settled during 2002 (see (h) below).

(g)	In 2003, amount primarily represents taxes on special items at the Company’s incremental tax rate, primarily associated with the 2003 asset sales. In 2002, amount represents taxes on special items at the Company’s incremental tax rate, with the exception of the construction remediation charge which is not tax-effected as the joint-venture is in a tax-exempt jurisdiction.

(h)	Reversals relate to various tax matters that were successfully settled during 2002 and 2003 and state tax refunds received.

The Company has included the above supplemental information concerning special items to assist investors in analyzing Starwood’s financial position and results of operations. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to emphasize the results of core on-going operations.

Starwood will be conducting a conference call to discuss the fourth quarter financial results at 10:30 a.m. (ET) today. The conference call will be available through simultaneous webcast in the Investor Relations/Press Releases section of the Company’s website at www.starwood.com. A replay of the conference call will also be available from 1:30 p.m. (ET) today through 12:00 midnight (ET) Thursday, February 12, on both the Company’s website and via telephone replay at 719-457-0820 (access code: 636363).

Definitions:

All references to EPS, unless otherwise noted, reflect earnings per diluted share from continuing operations. EBITDA represents net income before interest expense, taxes, depreciation and amortization. The Company believes that EBITDA is a useful measure of the Company’s operating performance due to the significance of the Company’s long-lived assets and level of indebtedness. EBITDA is a commonly used measure of performance in its industry which, when considered with GAAP measures, the Company believes gives a more complete understanding of the Company’s ability to service debt, fund capital expenditures, pay income taxes and pay cash distributions. It also facilitates comparisons between the Company and its competitors. The Company’s management has historically adjusted EBITDA (“Adjusted EBITDA”) when evaluating operating performance for the total Company as well as for individual properties or groups of properties because the Company believes that the inclusion or exclusion of certain recurring and non-recurring items, such as the special items described on page 6 and 7 of this release, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results. The Company’s management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions and it is used in the annual budget process. Due to recent guidance from the Securities and Exchange Commission, the Company now does not reflect such items when calculating EBITDA, however the Company continues to adjust for these special items and refers to this measure as Adjusted EBITDA. The Company has historically reported this measure to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and provides a means to evaluate the results of its core on-going operations. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States (GAAP) and such metrics should not be considered as an alternative to net income, cash flow from operations or any other performance measure prescribed by GAAP. The Company’s calculation of EBITDA and Adjusted EBITDA may be different from the calculations used by other companies and, therefore, comparability may be limited.

All references to Same-Store Owned Hotels reflect the Company’s owned, leased and consolidated joint venture hotels, excluding hotels sold to date and under significant renovation or for which comparable results are not available. REVPAR is defined as revenue per available room. ADR is defined as average daily rate.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 740 properties in more than 80 countries and 105,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchisor of hotels and resorts including: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W® brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwood.com.

(Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions including the timing and robustness of a recovery from the current global economic downturn, the impact of war and terrorist activity, business and financing conditions, foreign exchange fluctuations, cyclicality of the real estate and the hotel and leisure business, operating risks associated with the hotel and leisure business, relationships with customers and property owners, the impact of the internet reservation channels, our reliance on technology, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U.S. tax laws), travelers’ fears of exposure to contagious diseases, risk associated with the level of our indebtedness, risk associated with potential acquisitions and dispositions, and other circumstances and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.)

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per Share data)

Three Months Ended				Year Ended
December 31,				December 31,

2003	2002	% Variance		2003	2002	% Variance

			Revenues
$797	$804	(0.9)	Owned, leased and consolidated joint venture hotels	$3,085	$3,190	(3.3)
183	166	10.2	Other hotel and leisure(a)	694	618	12.3

980	970	1.0		3,779	3,808	(0.8)
217	191	13.6	Other revenues from managed and franchised properties(b)	851	780	9.1

1,197	1,161	3.1		4,630	4,588	0.9
			Costs and Expenses
611	611	—	Owned, leased and consolidated joint venture hotels	2,392	2,350	(1.8)
129	108	(19.4)	Selling, general, administrative and other(c)	540	426	(26.8)
(8)	(2)	300.0	Restructuring and other special credits, net	(9)	(7)	28.6
101	124	18.5	Depreciation	410	473	13.3
5	3	(66.7)	Amortization	19	15	(26.7)

838	844	0.7		3,352	3,257	(2.9)
217	191	(13.6)	Other expenses from managed and franchised properties(b)	851	780	(9.1)

1,055	1,035	(1.9)		4,203	4,037	(4.1)
142	126	12.7	Operating income	427	551	(22.5)
9	3	200.0	Gain on sale of VOI notes receivable	15	16	(6.3)
2	(1)	300.0	Equity earnings from unconsolidated ventures, net	12	8	50.0
(63)	(63)	—	Interest expense, net of interest income of $2, $1, $5, $2(d)	(282)	(323)	12.7
(4)	1	n/m	Gain (loss) on asset dispositions and impairments, net	(183)	3	n/m

86	66	n/m		(11)	255	n/m
—	25	n/m	Income tax benefit (expense)	113	(2)	n/m
2	(2)	n/m	Minority equity in net income	3	(2)	n/m

88	89	(0.1)	Income from continuing operations	105	251	(58.2)
			Discontinued operations:
(1)	(3)	66.7	Loss from operations, net of taxes of $(1), $2, $0 and $2(e)	(2)	(5)	60.0
—	5	n/m	Gain on disposition, net of taxes of $0, $0, $40 and $(104)	206	109	89.0

$87	$91	(4.4)	Net income	$309	$355	(13.0)

			Earnings Per Share — Basic
$0.43	$0.44	(2.3)	Continuing operations	$0.52	$1.24	(58.1)
—	0.01	n/m	Discontinued operations	1.01	0.52	n/m

$0.43	$0.45	(4.4)	Net income	$1.53	$1.76	(13.1)

			Earnings Per Share — Diluted
$0.42	$0.44	(4.5)	Continuing operations	$0.51	$1.22	(58.2)
—	0.01	n/m	Discontinued operations	0.99	0.51	n/m

$0.42	$0.45	(6.7)	Net income	$1.50	$1.73	(13.3)

202	200		Weighted average number of Shares	203	201

209	203		Weighted average number of Shares assuming dilution	207	205

(a)	Other hotel and leisure revenues include management and franchise fees earned from third party hotel owners.

(b)	The Company includes in revenues the reimbursement of costs incurred on behalf of managed hotel property owners and franchisees with no added margin and includes in costs and expenses these reimbursed costs. These costs relate primarily to payroll costs at managed properties where the Company is the employer.

(c)	Selling, general, administrative and other expenses include the cost of sales of VOIs and other costs of vacation ownership operations.

(d)	Interest expense is net of $0 and $7 million of discontinued operations allocations for the three and twelve month periods ended December 31, 2003, respectively. Interest expense is net of $4 million and $15 of discontinued operations allocations for the three and twelve month periods ended December 31, 2002, respectively. Interest expense for the twelve months ended December 31, 2002 also includes $30 million of early debt termination costs.

(e)	For the periods presented, the Principe is reported as a discontinued operation as a result of the sale of this hotel with no continuing involvement.

n/m	= not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,	December 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$427	$108
Restricted cash	81	108
Accounts receivable, net of allowance for doubtful accounts of $53 and $45	418	398
Inventories	215	214
Prepaid expenses and other	104	108

Total current assets	1,245	936
Investments	415	434
Plant, property and equipment, net	7,123	6,911
Assets held for sale(a)	—	839
Goodwill and intangible assets	2,488	2,570
Other assets	623	500

	$11,894	$12,190

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings and current maturities of long-term debt(b)	$233	$870
Accounts payable	171	171
Accrued expenses	836	723
Accrued salaries, wages and benefits	228	178
Accrued taxes and other	176	188

Total current liabilities	1,644	2,130
Long-term debt(b)	4,393	4,449
Deferred income taxes	898	986
Other liabilities	574	538

	7,509	8,103

Minority interest	28	39

Exchangeable units and Class B preferred shares, at redemption value of $38.50	31	51

Commitments and contingencies
Stockholders’ equity:
Class A exchangeable preferred shares of the Trust; $0.01 par value; authorized 30,000,000 shares; outstanding 480,880 and 493,968 shares at December 31, 2003 and 2002, respectively	—	—
Corporation common stock; $0.01 par value; authorized 1,050,000,000 shares; outstanding 201,812,126 and 199,579,542 shares at December 31, 2003 and 2002, respectively	2	2
Trust Class B shares of beneficial interest; $0.01 par value; authorized 1,000,000,000 shares; outstanding 201,812,126 and 199,579,542 shares at December 31, 2003 and 2002, respectively	2	2
Additional paid-in capital	4,952	4,905
Deferred compensation	(9)	(14)
Accumulated other comprehensive income	(334)	(474)
Accumulated deficit	(287)	(424)

Total stockholders’ equity	4,326	3,997

	$11,894	$12,190

(a)	Represents the carrying value of the plant, property and equipment for the Principe, Sardinia Assets and the 18 non-core domestic hotels at December 31, 2002. Effective December 31, 2003, the remaining two hotels that have not been sold will no longer be marketed for sale. Accordingly, the carrying value was reclassified to Plant, Property, and Equipment, net at December 31, 2003.

(b)	Excludes Starwood’s share of unconsolidated joint venture debt aggregating approximately $410 million and $355 million at December 31, 2003 and 2002, respectively.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Historical Data
(In millions)

Three Months Ended				Twelve Months Ended
December 31,				December 31,

2003	2002	% Variance		2003	2002	% Variance

			Reconciliation of Net Income to EBITDA and Adjusted EBITDA
$87	$91	(4.4)	Net income	$309	$355	(13.0)
70	72	2.8	Interest expense(a)	312	356	12.4
(1)	(23)	n/m	Income tax benefit (b)	(73)	(100)	n/m
108	131	17.6	Depreciation(c)	438	500	12.4
8	4	(100.0)	Amortization (d)	26	20	(30)

272	275	(1.1)	EBITDA	1,012	1,131	(10.5)
4	(1)	n/m	(Gain) loss on asset dispositions and impairments, net	183	(3)	n/m
2	(9)	n/m	Discontinued operations(e)	(252)	(21)	n/m
(8)	(2)	300.0	Restructuring and other special credits, net	(9)	(7)	28.6
—	—	—	Foreign exchange gains from Argentina	—	(30)	n/m
1	3	66.7	Costs associated with construction remediation	4	8	50.0

$271	$266	1.9	Adjusted EBITDA	$938	$1,078	(13.0)

(a)	Includes $5 million and $18 million of interest expense related to unconsolidated joint ventures for the three and twelve month periods ended December 31, 2003 and $4 million and $16 million for the three and twelve month periods ended December 31, 2002. Also includes $0 and $7 million of interest expense allocated to discontinued operations for the three and twelve month periods ended December 31, 2003 and $4 million and $15 million of interest expense allocated to discontinued operations for the three and twelve month periods ended December 31, 2002, respectively.

(b)	Includes $(1) million and $40 million of taxes/(tax benefits) recorded, respectively, in discontinued operations for the three and twelve months ended December 31, 2003 and $2 million and $(102) million of taxes/(tax benefits) recorded in discontinued operations for the three and twelve months ended December 31, 2002, respectively.

(c)	Includes $7 million and $27 million of Starwood’s share of depreciation expense of unconsolidated joint ventures for the three and twelve month periods ended December 31, 2003 and $6 million and $23 million for the three and twelve month periods ended December 31, 2002. Also includes $0 and $1 million of depreciation expense included in discontinued operations for the three and twelve months ended December 31, 2003 and $1 million and $4 million for the three and twelve month periods ended December 31, 2002.

(d)	Includes $3 million and $7 million of Starwood’s share of amortization expense of unconsolidated joint ventures for the three and twelve month periods ended December 31, 2003 and $1 million and $5 million for the three and twelve month periods ended December 31, 2002.

(e)	Excludes the interest expense, taxes, and depreciation balances already added back as noted in (a), (b) and (c) above. Includes the reversal of a $49 million (pre-tax) liability, in the twelve months ended December 31, 2003, related to the 1999 divestiture of the Company’s gaming business which is no longer deemed necessary.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Cash Flow Data
Net income	$87	$91	$309	$355
Exclude:
Discontinued operations, net	1	(2)	(204)	(104)

Income from continuing operations	88	89	105	251
Adjustment to income from continuing operations and changes in working capital	156	50	655	437

Cash from continuing operations	244	139	760	688
Cash from discontinued operations	1	6	11	18

Cash from operating activities	$245	$145	$771	$706

Cash from (used for) investing activities	$(324)	$(59)	$510	$(286)

Cash used for financing activities	$(289)	$(108)	$(979)	$(427)

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Non-GAAP to GAAP Reconciliations – Future Performance
(In millions)

	Three Months	Twelve Months
	Ended	Ended
	March 31, 2004	December 31, 2004

Net income	$16	$230
Interest expense	71	285
Income tax expense (benefit)	3	40
Depreciation and amortization	115	470

EBITDA	$205	$1,025

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotel Results - Same Store(1)
For the Three Months Ended December 31, 2003
UNAUDITED

	WORLDWIDE			NORTH AMERICA			INTERNATIONAL(2)

	2003	2002	Var.	2003	2002	Var.	2003	2002	Var.

	140 Hotels			95 Hotels			45 Hotels

OWNED HOTELS
REVPAR ($)	102.60	96.25	6.6%	102.56	97.98	4.7%	102.71	91.24	12.6%
ADR ($)	158.97	153.66	3.5%	155.91	153.91	1.3%	168.45	152.90	10.2%
OCCUPANCY (%)	64.5%	62.6%	1.9	65.8%	63.7%	2.1	61.0%	59.7%	1.3
		60			37			23

SHERATON
REVPAR ($)	85.96	79.49	8.1%	90.07	85.43	5.4%	77.56	67.35	15.2%
ADR ($)	135.40	130.73	3.6%	138.26	136.31	1.4%	129.07	118.18	9.2%
OCCUPANCY (%)	63.5%	60.8%	2.7	65.1%	62.7%	2.4	60.1%	57.0%	3.1
		36			22			14

WESTIN
REVPAR ($)	105.04	100.99	4.0%	94.95	92.02	3.2%	138.15	131.25	5.3%
ADR ($)	157.03	151.48	3.7%	137.64	135.56	1.5%	230.13	209.70	9.7%
OCCUPANCY (%)	66.9%	66.7%	0.2	69.0%	67.9%	1.1	60.0%	62.6%	-2.6
		12			5			7

LUXURY COLLECTION
REVPAR ($)	212.06	199.91	6.1%	232.06	221.37	4.8%	183.41	168.81	8.6%
ADR ($)	366.13	349.34	4.8%	389.01	385.81	0.8%	330.86	296.13	11.7%
OCCUPANCY (%)	57.9%	57.2%	0.7	59.7%	57.4%	2.3	55.4%	57.0%	-1.6
		12			12

W
REVPAR ($)	157.38	143.22	9.9%	157.38	143.22	9.9%
ADR ($)	219.51	215.21	2.0%	219.51	215.21	2.0%
OCCUPANCY (%)	71.7%	66.6%	5.1	71.7%	66.6%	5.1
		20			19			1

OTHER
REVPAR ($)	71.21	68.73	3.6%	66.38	69.18	-4.0%	104.75	65.64	59.6%
ADR ($)	117.59	114.27	2.9%	116.79	122.00	-4.3%	121.27	78.50	54.5%
OCCUPANCY (%)	60.6%	60.1%	0.5	56.8%	56.7%	0.1	86.4%	83.6%	2.8

(1)	Hotel Results exclude 25 hotels sold or closed during 2002 and 2003

(2)	See next page for breakdown by divison

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotel Results - Same Store(1)
For the Three Months Ended December 31, 2003
UNAUDITED

	EUROPE			LATIN AMERICA			ASIA PACIFIC

	2003	2002	Var.	2003	2002	Var.	2003	2002	Var.

	29 Hotels			12 Hotels			4 Hotels

OWNED HOTELS
REVPAR ($)	135.79	124.82	8.8%	55.54	52.58	5.6%	111.45	72.42	53.9%
ADR ($)	227.05	202.62	12.1%	99.05	100.72	-1.7%	139.92	98.59	41.9%
OCCUPANCY (%)	59.8%	61.6%	-1.8	56.1%	52.2%	3.9	79.7%	73.5%	6.2
		11			9			3

SHERATON
REVPAR ($)	97.72	90.99	7.4%	51.69	46.34	11.5%	115.56	76.67	50.7%
ADR ($)	160.72	145.61	10.4%	93.20	92.66	0.6%	153.01	114.25	33.9%
OCCUPANCY (%)	60.8%	62.5%	-1.7	55.5%	50.0%	5.5	75.5%	67.1%	8.4
		11			3

WESTIN
REVPAR ($)	164.51	149.65	9.9%	72.18	81.77	-11.7%
ADR ($)	271.68	238.97	13.7%	122.91	130.84	-6.1%
OCCUPANCY (%)	60.6%	62.6%	-2.0	58.7%	62.5%	-3.8
		7

LUXURY COLLECTION
REVPAR ($)	183.41	168.81	8.6%
ADR ($)	330.86	296.13	11.7%
OCCUPANCY (%)	55.4%	57.0%	-1.6
								1

OTHER
REVPAR ($)							104.75	65.64	59.6%
ADR ($)							121.27	78.50	54.5%
OCCUPANCY (%)							86.4%	83.6%	2.8

(1)	Hotel Results exclude 25 hotels sold or closed during 2002 and 2003

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotel Results - Same Store(1)
For the Twelve Months Ended December 31, 2003
UNAUDITED

	WORLDWIDE			NORTH AMERICA			INTERNATIONAL(2)

	2003	2002	Var.	2003	2002	Var.	2003	2002	Var.

	140 Hotels			95 Hotels			45 Hotels

OWNED HOTELS
REVPAR ($)	98.34	97.10	1.3%	98.62	98.81	-0.2%	97.52	92.15	5.8%
ADR ($)	152.12	151.69	0.3%	148.03	150.84	-1.9%	165.37	154.37	7.1%
OCCUPANCY (%)	64.6%	64.0%	0.6	66.6%	65.5%	1.1	59.0%	59.7%	-0.7
		60			37			23

SHERATON
REVPAR ($)	80.01	80.20	-0.2%	84.41	86.11	-2.0%	71.07	68.18	4.2%
ADR ($)	127.94	129.42	-1.1%	129.31	133.62	-3.2%	124.74	119.75	4.2%
OCCUPANCY (%)	62.5%	62.0%	0.5	65.3%	64.4%	0.9	57.0%	56.9%	0.1
		36			22			14

WESTIN
REVPAR ($)	109.43	107.01	2.3%	99.37	98.45	0.9%	142.03	135.56	4.8%
ADR ($)	157.70	154.38	2.2%	138.84	139.26	-0.3%	227.85	209.48	8.8%
OCCUPANCY (%)	69.4%	69.3%	0.1	71.6%	70.7%	0.9	62.3%	64.7%	-2.4
		12			5			7

LUXURY COLLECTION
REVPAR ($)	191.27	193.48	-1.1%	202.98	211.91	-4.2%	173.72	165.77	4.8%
ADR ($)	336.88	333.85	0.9%	338.95	357.78	-5.3%	333.31	295.82	12.7%
OCCUPANCY (%)	56.8%	58.0%	-1.2	59.9%	59.2%	0.7	52.1%	56.0%	-3.9
		12			12

W
REVPAR ($)	141.90	130.92	8.4%	141.90	130.92	8.4%
ADR ($)	203.17	203.28	-0.1%	203.17	203.28	-0.1%
OCCUPANCY (%)	69.8%	64.4%	5.4	69.8%	64.4%	5.4
		20			19			1

OTHER
REVPAR ($)	68.99	70.69	-2.4%	67.78	72.68	-6.7%	77.36	57.09	35.5%
ADR ($)	111.77	112.89	-1.0%	114.44	119.84	-4.5%	97.95	75.10	30.4%
OCCUPANCY (%)	61.7%	62.6%	-0.9	59.2%	60.7%	-1.5	79.0%	76.0%	3.0

(1)	Hotel Results exclude 25 hotels sold or closed during 2002 and 2003

(2)	See next page for breakdown by division

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotel Results - Same Store(1)
For the Twelve Months Ended December 31, 2003
UNAUDITED

	EUROPE			LATIN AMERICA			ASIA PACIFIC

	2003	2002	Var.	2003	2002	Var.	2003	2002	Var.

	29 Hotels			12 Hotels			4 Hotels

OWNED HOTELS
REVPAR ($)	133.59	125.76	6.2%	52.51	55.57	-5.5%	86.07	65.33	31.7%
ADR ($)	225.01	200.90	12.0%	97.99	105.23	-6.9%	118.08	96.25	22.7%
OCCUPANCY (%)	59.4%	62.6%	-3.2	53.6%	52.8%	0.8	72.9%	67.9%	5.0
		11			9			3

SHERATON
REVPAR ($)	95.59	91.43	4.5%	46.18	49.09	-5.9%	91.43	70.50	29.7%
ADR ($)	156.55	142.72	9.7%	91.42	98.73	-7.4%	132.27	112.29	17.8%
OCCUPANCY (%)	61.1%	64.1%	-3.0	50.5%	49.7%	0.8	69.1%	62.8%	6.3
		11			3

WESTIN
REVPAR ($)	165.69	153.24	8.1%	80.33	86.30	-6.9%
ADR ($)	273.83	240.45	13.9%	119.73	127.95	-6.4%
OCCUPANCY (%)	60.5%	63.7%	-3.2	67.1%	67.4%	-0.3
		7

LUXURY COLLECTION
REVPAR ($)	173.72	165.77	4.8%
ADR ($)	333.31	295.82	12.7%
OCCUPANCY (%)	52.1%	56.0%	-3.9
								1

OTHER
REVPAR ($)							77.36	57.09	35.5%
ADR ($)							97.95	75.10	30.4%
OCCUPANCY (%)							79.0%	76.0%	3.0

(1)	Hotel Results exclude 25 hotels sold or closed during 2002 and 2003

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Debt Portfolio Summary
As of December 31, 2003
UNAUDITED

	Interest	Balance		Interest	Avg Maturity
Debt	Terms	(in millions)	% of Portfolio	Rate	(in years)

Floating Rate Debt:
Senior credit facility
Revolving credit facility	CBA + 162.5	$15	0%	4.34%	2.8
Term loan	LIBOR + 162.5	$300	7%	2.75%	2.0

		315	7%	2.82%	2.0
Mortgages and other	Various	251	5%	5.08%	1.8
Interest rate swaps	Various	1,050	23%	5.07%

Total Floating		1,616	35%	4.63%	1.9
Fixed Rate Debt:
Sheraton Holding public debt (1)		1,067	23%	6.47%	9.0
Senior notes (2)		1,532	33%	7.04%	6.0
Convertible debt - Series B		326	7%	3.25%	2.8 (3)
Convertible debt - 2003		360	8%	3.50%	2.4
Mortgages and other		775	17%	7.15%	8.2
Interest rate swaps		(1,050)	-23%	7.11%

Total Fixed		3,010	65%	5.90%	6.6

Total Debt		$4,626	100%	5.46%	6.0

Maturities

<1 year	$233
2-3 years	1,532
4-5 years	792
>5 years	2,069

$4,626

(1)  Balance consists of outstanding public debt of $1.047 billion and a $14 million fair value adjustment related to the unamortized gain on fixed to floating interest rate swaps terminated in September 2002 and a $6 million fair value adjustment related to current fixed to floating interest rate swaps

(2)  Balance consists of outstanding public debt of $1.495 billion and a $30 million fair value adjustment related to the unamortized gain on fixed to floating interest rate swaps terminated in September 2002 and a $7 million fair value adjustment related to current fixed to floating interest rate swaps

(3)  Average maturity reflects the maturity date of the revolving credit facility which would be used to refinance the amount put to the Company

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotels without Comparable Results & Other Selected Items
As of December 31, 2003
UNAUDITED ($ millions)

Properties sold or closed in 2003:

Property	Location

Lenox Inn	Atlanta, GA
Sheraton Mofarrej	Sao Paulo, Brazil
Hotel Cala di Volpe	Costa Smeralda, Italy
Hotel Pitrizza	Costa Smeralda, Italy
Hotel Romazzino	Costa Smeralda, Italy
Cervo Hotel & Conference Center	Costa Smeralda, Italy
Hotel Principe di Savoia	Milan, Italy
Hilton Novi	Novi, MI
Westin Southfield	Southfield, MI
Residence Inn Tyson’s Corner	Vienna, VA
Sheraton Buckhead	Atlanta, GA
Sheraton College Park	Beltsville, MD
Sheraton Chicago Northwest	Arlington Heights, IL
Sheraton Norfolk	Norfolk, VA
Hilton Sonoma County	Santa Rosa, CA
Westin Stamford	Stamford, CT
Wayfarer Inn	Bedford, NH
Sheraton Ferncroft	Danvers, MA
Sheraton Danbury	Danbury, CT
Sheraton Gainesville	Gainesville, FL
Baltimore Marriott	Baltimore, MD
Arlington Marriott	Arlington, VA
North Charleston Sheraton	Charleston, SC

Properties sold or closed in 2002:

Property	Location

Clarion Hotel Allentown	Allentown, PA
Doubletree Hotel Minneapolis Airport	Minneapolis, MN

Selected Balance Sheet and Cash Flow Items:

Cash and cash equivalents (including restricted cash of $81 million)	$508
Debt level	$4,626

Revenues and Expenses Associated with Assets Sold in 2003 (1):

	Q1	Q2	Q3	Q4	Full Year

2003
Revenues	$42	$61	$7	$—	$110
Expenses	$38	$45	$6	$—	$89
2002
Revenues	$41	$65	$95	$49	$250
Expenses	$35	$45	$54	$38	$172

(1)	Results consist of 20 hotels (excludes the Hotel Principe di Savoia reported in discontinued operations) that have been sold in 2003. These amounts are included in the revenues and expenses from owned, leased and consolidated joint venture hotels.

Top Ten Metropolitan Areas as a % of Full Year 2003 Owned North America EBITDA:

Metropolitan Area:	% EBITDA

New York, NY	13.5%
San Diego, CA	10.0%
Boston, MA	9.6%
Phoenix, AZ	5.9%
Seattle, WA	5.8%
Atlanta, GA	5.0%
Maui, HI	4.3%
Los Angeles - Long Beach, CA	3.8%
Indianapolis, IN	3.4%
Toronto, Canada	3.2%

Total Top Ten Metropolitan Areas	64.5%

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Capital Expenditures
For the Three and Twelve Months Ended December 31, 2003
UNAUDITED ($ millions)

	QTD	YTD
Capital Expenditures:
Owned, Leased and Consolidated Joint Venture Hotels	$75	$176
Corporate/IT	8	26

Subtotal	83	202
Vacation Ownership Capital Expenditures:
Capital expenditures (includes land acquisition)	8	48
Inventory	27	91

Subtotal	35	139
Development Capital (1)	252	302

Total Capital Expenditures	$370	$643

(1)	Includes the purchase of 16% of the outstanding senior debt of Le Meridien Hotels & Resorts Ltd for approximately $200 million in December 2003 and St. Regis San Francisco additions of $21 QTD and $57 YTD

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Summary of Portfolio by Properties & Rooms
As of December 31, 2003
UNAUDITED

	PROPERTIES

			Lux. Col./
Ownership Type	Sheraton	Westin	St. Regis	Four Points	W	Other	Total

Owned, leased & consolidated JVs	58	36	14	7	12	13	140
Unconsolidated joint ventures	28	10	2	1	1	1	43

Equity interest properties	86	46	16	8	13	14	183
Managed (third-party owned)	145	46	21	22	5	4	243
Franchised, represented & referral	163	29	12	108	—	—	312

Total	394	121	49	138	18	18	738

	ROOMS

			Lux. Col./
Ownership Type	Sheraton	Westin	St. Regis	Four Points	W	Other	Total

Owned, leased & consolidated JVs	24,079	13,638	3,056	1,769	4,371	3,250	50,163
Unconsolidated joint ventures	10,515	4,495	441	128	237	132	15,948

Equity interest properties	34,594	18,133	3,497	1,897	4,608	3,382	66,111
Managed (third-party owned)	49,844	23,163	3,317	3,963	856	1,029	82,172
Franchised, represented & referral	50,210	10,255	1,412	19,087	—	—	80,964

Total	134,648	51,551	8,226	24,947	5,464	4,411	229,247